Qualstar Reports Fiscal 2010 Second Quarter Results

SIMI VALLEY, CA -- (Marketwire - February 11, 2010) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the second quarter of fiscal 2010 ended December 31, 2009.

Fiscal 2010 Second Quarter Financial Results

Revenues for the second quarter of fiscal 2010 were $3.6 million, compared to $4.6 million for the same quarter of fiscal 2009, a decrease of $1.0 million or 22.2 percent. Loss from operations was $0.9 million compared to $0.8 in fiscal 2009. Net loss was $0.8 million or $(0.07) per basic and diluted share, compared to a net loss of $0.6 million or $(0.05) per basic and diluted share for the second quarter of fiscal 2009.

Tape library segment revenues were $2.6 million for the quarter, compared to $3.1 million for the same quarter of the prior year, a decrease of $0.5 million, or 16.5 percent. Power supply segment revenues of $1.0 million for the quarter decreased by $0.5 million, or 34.3 percent, compared to $1.5 million in the same quarter of the prior year.

Gross profit decreased to $1.2 million, or 33.2 percent of net revenues, for the three months ended December 31, 2009, from $1.5 million, or 31.9 percent of net revenues, for the three months ended December 31, 2008. The increase in gross profit percentage was due to a change in product mix, partially offset by lower absorption of labor and overhead and an increase in inventory reserves.

Research and development expenses for the second quarter of fiscal 2010 were comparable at $0.8 million to the second quarter of fiscal 2009. Sales and marketing expenses were $0.6 million, or 17.3 percent of revenues, compared to $0.8 million, or 16.3 percent of revenues, in the corresponding period last year. The decrease in sales and marketing expense was due to a decrease in compensation related to reductions in personnel and a decrease in sales consulting expenses. General and administrative expenses in the second quarter of fiscal 2010 were $0.6 million, or 17.9 percent of revenues, compared to $0.8 million, or 17.3 percent of revenues, for the same period last year. The decrease in general and administrative expense was primarily due to a decrease in compensation related to reductions in personnel and bad debt expenses.

Commenting on the second quarter results, Bill Gervais, president and chief executive of Qualstar said, "Although second quarter revenues of $3.6 million were within our guidance, our XLS sales jumped to $0.8 million or 17 units versus $0.2 million or 3 units in the year ago quarter. This was the highest quarter of XLS unit shipments since the product was launched in July 2006. Despite the strong XLS sales, we continue to face declines in our legacy library products as well as in tape media. Looking ahead to the second half of fiscal 2010, we expect that the actions we have taken over the past two years to strengthen our business model, including cost reductions and continuing with new product developments, will have a positive impact on our results as the broader economic conditions turn the corner. Power supply revenues should also benefit from the worldwide focus on higher efficiency and the general movement toward 'green' products."

Fiscal 2010 Six-Month Financial Results

Qualstar reported revenues of $7.3 million for the first six months of fiscal 2010, compared with $10.0 million for the first six months of fiscal 2009. The Company's net loss for the first six months of fiscal 2010 was $1.7 million or $(0.14) per basic and diluted share, compared with a net loss of $0.6 million, or $(0.05) per basic and diluted share, in the first six months of fiscal 2009.

Cash, cash equivalents and marketable securities were $25.0 million at December 31, 2009, down from $27.7 million at June 30, 2009. Inventory at December 31, 2009 was $5.2 million, compared to $5.8 million at June 30, 2009.

Common Stock Dividend

Qualstar's Board of Directors did not declare a dividend in January as has been done in prior quarters. Ongoing dividends are evaluated on a quarter-by-quarter basis. Given the state of the economy, the Board conservatively elected in favor of preserving capital this quarter.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2010 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 877-941-0844 or 480-629-9645. An audio replay will be available through February 18, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4204769.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold and supported worldwide by a network of Value Added Resellers and OEM's to backup, archive and protect data from accidental or catastrophic losses. The Company's N2Power brand of high efficiency power supplies are sold to OEM manufacturers, where very high electrical efficiency is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

-Financial Tables to Follow-

                           QUALSTAR CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)
                                (Unaudited)

                                    Three Months Ended   Six Months Ended
                                       December 31,        December 31,
                                      2009      2008      2009      2008
                                    --------  --------  --------  --------

Net revenues                        $  3,597  $  4,623  $  7,276  $ 10,025

Cost of goods sold                     2,403     3,149     5,119     6,668
                                    --------  --------  --------  --------

Gross profit                           1,194     1,474     2,157     3,357
                                    --------  --------  --------  --------

Operating expenses:
  Research and development               809       765     1,611     1,508
  Sales and marketing                    624       753     1,168     1,448
  General and administrative             645       802     1,316     1,568
                                    --------  --------  --------  --------
     Total operating expenses          2,078     2,320     4,095     4,524
                                    --------  --------  --------  --------

Loss from operations                    (884)     (846)   (1,938)   (1,167)

Investment Income                         86       291       189       571
                                    --------  --------  --------  --------

Loss before income taxes                (798)     (555)   (1,749)     (596)

Benefit for income taxes                   -         -         -        (2)
                                    --------  --------  --------  --------

Net loss                            $   (798) $   (555) $ (1,749) $   (594)
                                    ========  ========  ========  ========

Loss per share:
                                    --------  --------  --------  --------
  Basic and Diluted                 $  (0.07) $  (0.05) $  (0.14) $  (0.05)
                                    ========  ========  ========  ========

Shares used to compute loss per
 share:
                                    --------  --------  --------  --------
  Basic and Diluted                   12,253    12,253    12,253    12,253
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
Cash dividends declared per common
 share                              $   0.06  $   0.06  $   0.12  $   0.12
                                    ========  ========  ========  ========

                           QUALSTAR CORPORATION
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                  December 31,   June 30,
                                                      2009         2009
                     ASSETS                        (Unaudited)   (Audited)
                                                  ------------ ------------

Current assets:
  Cash and cash equivalents                       $      2,463 $      3,749
  Marketable securities, short-term                     13,888       16,856
  Receivables, net of allowance for doubtful
   accounts of $55 as of  December 31, 2009
   and $85 as of June 30, 2009                           2,109        2,305
  Inventories, net                                       5,197        5,822
  Prepaid expenses and other current assets                360          397
                                                  ------------ ------------

       Total current assets                             24,017       29,129
                                                  ------------ ------------

Property and equipment, net                                301          361
Marketable securities, long-term                         8,610        7,056
Other assets                                                46           46
                                                  ------------ ------------

       Total assets                               $     32,974 $     36,592
                                                  ============ ============

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                $        552 $        649
  Accrued payroll and related liabilities                  313          505
  Other accrued liabilities                                858          894
                                                  ------------ ------------

       Total current liabilities                         1,723        2,048
                                                  ------------ ------------

Other long-term liabilities                                 34           34
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and
   outstanding as of December 31, 2009 and
   June 30, 2009                                        18,813       18,798
  Accumulated other comprehensive income                    79          168
  Retained earnings                                     12,325       15,544
                                                  ------------ ------------
       Total shareholders' equity                       31,217       34,510
                                                  ------------ ------------

       Total liabilities and shareholders' equity $     32,974 $     36,592
                                                  ============ ============

For more information, contact:

William J. Gervais
President & CEO
Qualstar Corporation
(805) 583-7744
gervais@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com